Exhibit 10.1
Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6200 F (732) 537-6480 www.catalent.com

September 26, 2008

Mr. John W. Lowry

[Home Address]

Subject: Separation Agreement and Release

The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between Catalent Pharma Solutions, Inc. and all of its parents, subsidiaries and affiliated companies (collectively referred to as “Catalent”) and John W. Lowry (referred to as “You”) concerning your termination of employment with Catalent.

Termination Date You agree that your last day of employment with Catalent will be September 28, 2008 (the “Termination Date”) and following such date you will cease to be an employee of Catalent. In addition, effective July 30, 2008, you ceased serving as President, Chief Executive Officer and a director of Catalent.

Severance Pay Following the Termination Date, subject to receipt of this fully-executed Agreement, the receipt and non-revocation of the release of claims attached hereto as Exhibit A (the “Release”), and your adherence to the restrictive covenants contained herein (the “Restrictive Covenants”), you will be paid $2,166,050 in severance (the “Severance Benefit”) in the form of salary continuation for a two (2) year period (the “Severance Period”). The first installment payment of the Severance Benefit will be made on the first regular payroll date that occurs after the Termination Date and subsequent installment payments will be made in regular payroll installments thereafter. The Severance Benefit consists of two times the sum of your current annual salary ($533,025) and target bonus ($550,000).

In addition to the Severance Benefit, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, you will be entitled to receive (i) any accrued but unpaid base salary earned through the Termination Date, (ii) any accrued but unpaid annual bonus you were eligible to receive pursuant to the terms of the employment agreement, dated as of May 2, 2007, between you and Catalent (the “Employment Agreement”) earned for any previously completed fiscal year, which bonus will be paid to you within two and one half months after the end of the applicable fiscal year, (iii) reimbursement, within forty-five (45) days following submission by you to Catalent of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Catalent’s policies prior to the Termination Date, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Catalent within ninety (90) days following the Termination Date, (iv) such employee benefits, if any, as to which you may be entitled under the employee benefit plans of Catalent (as further described herein and a list of which is set forth on Exhibit B hereto), and (v) a pro-rata portion of the annual bonus, if any, that you would have been eligible to receive pursuant to the terms of the Employment Agreement for the fiscal year of termination, multiplied by a fraction, the numerator of which is the number of days during which you were employed by Catalent in the fiscal year in which the Termination Date occurred and the denominator of which is 365, which bonus, if any, is payable to you within two and one half months after the end of the applicable fiscal year. You acknowledge and agree that on September 19, 2008 you received your annual bonus in respect of the 2008 fiscal year and are not entitled to receive any additional bonus amounts in respect of such fiscal year. You will also be paid for any accrued and unused P.T.O. (paid time off).

Continuation of Group Health Benefits

Following the Termination Date, in addition to the severance pay described above, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, you are entitled to continue to receive the group health benefits coverage as in effect immediately prior to the Termination Date (or, to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for yourself and, to the extent applicable, your spouse and eligible dependents (to the extent they were receiving such coverage immediately prior to the Termination Date), at the same premium rates as may be charged from time to time to employees of Catalent generally, which coverage will be provided until the earlier of (i) the expiration of the Severance Period and (ii) the date you are or become eligible for coverage under group health plan(s) of any other employer (or comparable coverage, to the extent applicable). However, if such coverage is longer than eighteen (18) months, Catalent will pay you, on the first business day of each month, an amount such that on an after-tax basis you receive an amount equal to the premium subsidy Catalent would have otherwise paid on your behalf for such coverage during the balance of the Severance Period. Such continued coverage will run concurrently with COBRA.

Outplacement Assistance

Catalent will pay for executive outplacement services on your behalf through the consulting firm of Lee Hecht Harrison.

Employee Assistance Program (“EAP”)

The EAP will be available to you and your immediate family for three (3) months after the Termination Date.

401(k) Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. 401(k) Plan in accordance with the terms and conditions of the plan. If you have any questions regarding your 401(k) plan account, please contact Fidelity Investments at 1-877-866-4401.

Deferred Compensation Plan

You may be entitled to receive benefits under the Catalent Pharma Solutions, Inc. Deferred Compensation Plan in accordance with the terms and conditions of the plan. Your balance will be paid to you in accordance with the terms of the plan, based on your distribution election on file with Fidelity Investments. If you have any questions regarding your account, please contact Fidelity Investments at 1-877-866-4401.

PTS Equity Compensation Plan

With respect to the 1,172.836 shares of common stock of PTS Holdings Corp. (“PTS Shares”) that you previously purchased, Catalent agrees to recommend to the Board of Directors of PTS Holdings Corp. (the “PTS Board”) that all such PTS Shares be repurchased by PTS Holdings Corp. as soon as practicable following the next PTS Board meeting, but in no event later than November 3, 2008, at a repurchase price per PTS Share of $1,000, for an aggregate repurchase price of $1,172,836.

With respect to the options to purchase PTS Shares (the “Options”) subject to your nonqualified stock option agreement, dated as of May 7, 2007 (the “Option Agreement”), you will have 90 days from the Termination Date to exercise 40% of the shares (i.e., 1600 shares) subject to your Time Option (as defined in the Option Agreement). The remaining 60% of the shares subject to your Time Option, as well as 100% of the shares subject to your Performance Option and Exit Option (each, as defined in your Option Agreement) will be forfeited as of the Termination Date and you will not be able to exercise your option with respect to these shares. If you decide to exercise the portion of your Time Option that is exercisable, any shares that you receive upon such exercise will be subject to the terms and conditions of the Management Equity Subscription Agreement, dated as of May 7, 2007, by and between PTS Holdings Corp. and you (the “MESA”) and the Securityholders Agreement, dated as of May 7, 2007, among PTS Holdings Corp. and the other parties thereto (the “Securityholders Agreement”), including the call rights set forth in Section 4.2 of the MESA.

Transition Procedure

You agree to (i) continue to conduct your activities in a professional manner and to cooperate with Catalent in all reasonable ways to achieve a smooth transition and resolution to any open items on which you were working, (ii) not intentionally injure Catalent in any way relating to company property or personnel, and (iii) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between Catalent and its employees, customers, suppliers or others.

Restrictive Covenants

Non-Competition

You acknowledge and recognize the highly competitive nature of the business of Catalent and accordingly agree as follows:

(i) While employed by Catalent and for a period of one year following the Termination Date (such period, the “Restricted Period”), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with Catalent, the business of any client or prospective client:

(a)	with whom you had personal contact or dealings on behalf of Catalent during the one year period preceding the Termination Date;

(b)	with whom employees reporting to you have had personal contact or dealings on behalf of Catalent during the one year period immediately preceding the Termination Date; or

(c)	for whom you had direct or indirect responsibility during the one year period immediately preceding the Termination Date.

(ii) During the Restricted Period, you will not directly or indirectly:

(a)	engage in any business that competes with the business of Catalent, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by Catalent (including, without limitation, any other business which Catalent has plans to engage in as of the Termination Date) in any geographical area where Catalent conducts business (a “Competitive Business”);

(b)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(c)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) of Catalent and customers, clients, suppliers, partners, members or investors of Catalent.

Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of Catalent which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (i) are not a controlling person of, or a member of a group which controls, such Person and (ii) do not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii) During the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(a)	solicit or encourage any employee of Catalent to leave the employment of Catalent; or

(b)	hire any such employee who was employed by Catalent as of the Termination Date or who left the employment of Catalent coincident with, or within six months prior to or after, the Termination Date; provided, however, that this restriction will cease to apply to any employee who has not been employed by Catalent for at least six months.

(iv) During the Restricted Period, you will not, directly or indirectly, solicit or encourage to cease to work with Catalent any consultant then under contract with Catalent.

It is expressly understood and agreed that although you and Catalent consider the foregoing restrictions to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

Confidentiality/Intellectual Property

Confidentiality.

You will not at any time (whether during or after your employment with Catalent) (x) retain or use for your own benefit, purposes or account or any other Person or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Catalent (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of Catalent and/or any third party that has disclosed or provided any of same to Catalent on a confidential basis (“Confidential Information”) without the prior written authorization of the board of directors of Catalent Pharma Solutions, Inc.

“Confidential Information” will not include any information that is (i) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to you by a third party without breach of any known confidentiality obligation, or (iii) required by law to be disclosed or in any judicial or administrative process; provided that you will be required to give prompt written notice to Catalent of such requirement, disclose no more information than is so required, and cooperate with any attempts by Catalent to obtain a protective order or similar treatment.

Except as required by law, you will not disclose to anyone, other than your immediate family and legal or financial or tax advisors, each of whom you agree to instruct not to disclose, the existence or contents of this Agreement; provided that you may disclose to any prospective future employer the provisions of the Restrictive Covenants contained in this Agreement provided they agree to maintain the confidentiality of such terms.

Effective as of the Termination Date, you agree to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Catalent, (y) immediately destroy, delete, or return to Catalent, at Catalent’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Catalent property) that contain Confidential Information or otherwise relate to the business of Catalent, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (z) notify and fully cooperate with Catalent regarding the delivery or destruction of any other Confidential Information of which you are or become aware.

Intellectual Property.

If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during your employment by Catalent and within the scope of such employment and/or with the use of any Catalent resources (“Company Works”), you agree to promptly and fully disclose same to Catalent and hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Catalent to the extent ownership of any such rights does not vest originally in Catalent.

You agree to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Catalent) of all Company Works. The records will be available to and remain the sole property and intellectual property of Catalent at all times.

You are required to take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Catalent’s expense (but without further remuneration) to assist Catalent in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Catalent’s rights in the Company Works. If Catalent is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint Catalent and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

You agree not to improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Catalent any confidential, proprietary or non public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. You agree to comply with all relevant policies and guidelines of Catalent, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. You acknowledge that Catalent may amend any such policies and guidelines from time to time, and that you remain at all times bound by their most current version.

The foregoing Restrictive Covenants will survive the termination of this Agreement.

Specific Performance

You acknowledge and agree that Catalent’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and Catalent would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, Catalent, without posting any bond, will be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Indemnification

Catalent agrees to indemnify you, to the fullest extent permitted by applicable law, against all reasonable costs, charges and expenses incurred or sustained by you, including the advancement of the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been an officer, director, or employee of Catalent.

You will be covered after the Termination Date for as long as a claim may be brought against you, by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of Catalent, which such insurance will be paid by Catalent.

No Additional Payments

The severance payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of Catalent. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Catalent, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

Litigation and Regulatory Cooperation

You agree to cooperate fully with Catalent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Catalent that relate to events or occurrences that transpired during your employment with Catalent. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Catalent at mutually convenient times. In scheduling your time to prepare for discovery or trial, Catalent shall attempt to minimize interference with any other employment obligations that you may have. You also will cooperate with Catalent in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Catalent. Catalent will reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided after the Termination Date. This provision will survive the termination of this Agreement.

Deduction; Withholding; Set-Off

Notwithstanding any other provision of this Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Catalent reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under this Agreement will at all times be subject to the right of set-off, counterclaim or recoupment for any amounts or debts incurred and owed by you to Catalent whether during your employment or after the Termination Date.

Compliance with IRC Section 409A

Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board of Directors of Catalent Pharma Solutions, Inc., that does not cause such an accelerated or additional tax. Catalent will consult with you in good faith regarding the implementation of the provisions of this section; provided that neither Catalent nor any of its employees or representatives will have any liability to you with respect to thereto.

Review of Agreement and Release

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement and the Release with counsel of your choice. Your execution of this Agreement and Release establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement and the Release, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement and the Release before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of the 21-day period. You will have 7 days from the date that you sign this Agreement and the Release to revoke the Release and to change your mind, in which case this Agreement and the Release will be ineffective and of no legal force. If you so revoke the Agreement and the Release, then there will be no obligation on the part of Catalent to pay you any severance or provide you with any other benefits and you agree to repay to Catalent any such severance or other benefits previously paid or provided to you.

Modifications/Severability

This Agreement, the MESA and the Securityholders Agreement constitute the entire understanding of the parties on the subjects covered, and supersede any and all previous agreements on these subjects, including the Employment Agreement (other than Sections 8 and 9 of the Employment Agreement, which provisions are restated herein under the heading “Restrictive Covenants”). The parties agree that this Agreement will not be terminated or modified except in writing signed by you and Catalent. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement will remain in full force and effect and will be enforced according to their terms.

Full Compliance

You acknowledge and agree that Catalent’s agreement to provide severance and other benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and the MESA and Securityholders Agreement, to the extent applicable.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and the Release and this Agreement and the Release will accrue to the benefit of and may be enforced by Catalent and its successors and assigns.

Governing Law

You agree that all questions concerning the intention, validity or meaning of this Agreement and the Release will be construed and resolved according to the laws of the State of Delaware. You also designate the Superior Court of Somerset County, New Jersey as the court of competent jurisdiction and venue for any actions or proceedings related to this Agreement and the Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

[Rest of Page Intentionally Left Blank]

I believe the foregoing accurately reflects the terms of your severance from Catalent, and ask that you sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement and the Release to me by October 17, 2008, otherwise, I will assume that you reject this offer and it will no longer be available to you.

Sincerely,

/s/ George L. Fotiades	Date	9/27/08
Agreed to: George L. Fotiades

/s/ John W. Lowry	Date	9/27/08
John W. Lowry

Acknowledged and Agreed this 27th day of September, 2008

PTS HOLDINGS CORP.

/s/ George L. Fotiades
By: George L. Fotiades Title: Interim President and Chief Executive Officer

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this          day of                     , 2008, by and among PTS Holdings Corp. (“Holdings”), Catalent Pharma Solutions, Inc. (the “Operating Company,” and collectively with Holdings, the “Companies”) and John W. Lowry (the “Executive”).

The Executive and the Companies agree as follows:

1.        The employment relationship between the Executive and the Companies and their subsidiaries and affiliates, as applicable, will terminate on September 28, 2008 (the “Termination Date”).

2.        In accordance with the employment agreement, dated as of May 2, 2007, between Executive and the Companies, Executive is entitled to receive certain payments after the Termination Date.

3.        In consideration of the payments and benefits provided for in the Separation Agreement, dated September 26, 2008 (the “Separation Agreement”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Companies and their respective members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Companies, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims the Executive may have arising from or relating to (i) Executive’s employment or termination from employment with the Companies, (ii) Executive’s service as a director of the Companies and his cessation of such service and (iii) Executive’s investment in Holdings (other than any rights expressly provided for in, or arising out of, the related equity documents), including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4.        The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and the Companies agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release, and this Release shall not become effective or enforceable, and neither the Companies nor any other person is obligated to provide any benefits to the Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Executive has not returned the signed Release within the time permitted, then the offer of payments set forth in the Separation Agreement will expire by its own terms at such time.

5.        This Release does not release the Released Parties from (i) any obligations due to the Executive under the Separation Agreement or under this Release, (ii) any rights Executive has to indemnification by the Companies under the Separation Agreement or otherwise, (iii) any vested rights Executive has under the Companies’ employee pension benefit and welfare benefit plans or (iv) any rights of Executive under the Management Equity Subscription Agreement, dated as of May 7, 2007, by and between Holdings and you and the Securityholders Agreement, dated as of May 7, 2007, among Holdings and the other parties thereto.

6.        This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7.        The Executive waives any right to reinstatement or future employment with the Companies following the Executive’s separation from the Companies on the Termination Date.

8.        The Executive agrees not to engage in any act after execution of the Release that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of Released Parties. The Companies agree to use reasonable efforts to instruct their respective employees not to engage in any act after execution of the Release that is intended or may reasonably be expected to harm the reputation of Executive.

9.        The Executive shall continue to be bound by the restrictive covenants contained in the Separation Agreement.

10.        The Executive shall promptly return all property in the Executive’s possession of the Companies and their subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Companies’ or their subsidiaries’ or affiliates’ businesses. Notwithstanding the foregoing, Executive will be permitted to retain the cellular phone provided by the Companies. In addition, the Executive shall promptly return all electronic documents or records relating to the Companies or any of their subsidiaries or affiliates that the Executive may have saved to any such laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if Executive stored any information relating to the Companies on a personal computer or other storage device, the Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, the Executive shall print out one copy and provide it to the Companies.

11.        This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

12.        This Release represents the complete agreement between the Executive and the Companies concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13.        Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14.        The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

PTS HOLDINGS CORP.	JOHN W. LOWRY

By: Title:

CATALENT PHARMA SOLUTIONS, INC.

By: Title:

EXHIBIT B

Schedule of Employee Benefits

•	Cigna Medical – Family
•	Cigna Dental – Family
•	Vision – EyeMed – Family
•	Basic Life (policy has post-termination conversion feature, but is not included in the post-termination continued group health benefits)
•	Child Life (policy has post-termination conversion feature, but is not included in the post-termination continued group health benefits)
•	Cigna Basic AD&D Coverage (policy has post-termination conversion feature, but is not included in the post-termination continued group health benefits)
•	Cigna Optional AD&D Coverage (policy has post-termination conversion feature, but is not included in the post-termination continued group health benefits)
•	Catalent 401(k) Plan
•	Catalent Deferred Compensation Plan